Exhibit 16.1

March 4, 2020

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Ladies and Gentlemen:
We have read the statements made by Japan Smaller Capitalization Fund, Inc. in its Form 8-K dated March 4, 2020, which we understand will be filed with the Commission pursuant to Item 4 of Form 8-K. We agree with the statements concerning our Firm in such Form 8-K.

Very truly yours,

/s/ RSM US LLP

March 4, 2020